Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Phone: 215-619-2700
Shareholder Contacts:
Ian J. Harvie of C&D: 215-619-7835
Joseph Hassett of Gregory FCA, for C&D: 610-228-2110

C&D Technologies Reports First Quarter Results

Improving Sequential Performance

Cash flows from operating activities break even despite challenging economic environment

BLUE BELL, Pa., June 4, 2009 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP—News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (UPS) systems, utility and other high reliability applications, today announced financial results for the fiscal 2010 first quarter, ended April 30, 2009.

For the quarter, the Company reported a net loss of $9.8 million or $0.37 per diluted share, a sequential improvement from the fourth quarter 2009 net loss of $14.4 million or $0.55 per diluted share. First quarter net income includes $798,000 non-cash interest expense related to the adoption of new accounting standards as well as approximately $1.0 million non-cash tax charges, front end phased based on the Company’s full year earnings forecast. Given the rapid and accelerating deterioration in the economy experienced over the past year, the Company believes sequential comparisons are more indicative of trends in financial performance relative to prior periods. For the first quarter of fiscal 2009, the Company reported a net loss of $124,000 or $0.00 per diluted share. On a cash basis, operations were essentially breakeven in the first quarter of fiscal 2010.

For the first quarter of fiscal 2010, revenues were $73.7 million compared on a sequential basis to $85.5 million in the fourth quarter of 2009. Revenues in the first quarter of fiscal 2009 were $93.8 million. Revenues in the first quarter of fiscal 2010 were consistent with the Company’s previously stated expectations that the market would continue to contract in the near term due to weakness in global capital spending, compounded by the significant year-over-year decrease in commodity costs. Though unit volume in the quarter was down sequentially, estimated at approximately 8 percent, the decrease was less than the decrease in the overall available market, indicating continued gains in market share for the Company versus its competitors. Compared to a year ago, quarter volumes were estimated to be down 2 percent.

Dr. Jeffrey A. Graves, President and CEO said, “Results in the first quarter were consistent with our expectations relative to the impact of weakness in global capital spending, the residual effect of higher cost lead in our pipeline, and some manufacturing inefficiencies experienced in the transition of our new products into full scale production. While we are not happy with bottom line performance, in the aggregate the first quarter came in around what we had expected due to the economic weakness and uncertainty that existed early in the year. Encouragingly, in addition to increasing sales volumes in each month of the quarter, we also experienced increases in quotation activity and bookings in most of our largest end markets, as well as improvements in operating efficiency. These trends are expected to continue as our new products gain traction and the overall markets improve for Standby Power. We are also pleased in the first quarter with our ability to essentially produce a breakeven operating cash flow, which has enabled us to maintain the liquidity and financial flexibility needed to execute our growth strategy.”

Gross margins in the first quarter of 2010 were 7.3%, a sequential improvement from 3.7% in the fourth quarter of 2009, though down from gross margins of 14.6% in the comparable year ago period. Gross margin comparisons with the prior year quarter reflect the loss of lead tolling savings that were realized last year as LME prices have declined significantly, as well as higher tolled lead costs that were recognized this quarter. With completion of the first quarter, C&D has now absorbed the full impact on the Company’s financial performance from the significant disparity in the price paid and the price received from customers for lead. The sequential improvement in gross margins from the fourth quarter of 2009 to the current quarter can be principally attributed to improved operating efficiencies, the impact of restructuring charges and the partial elimination of start up costs associated with new product introductions.

Selling, general and administrative expenses in first quarter of 2010 were down 4.3% from the year ago to $9.2 million, principally attributed to lower incentive compensation costs. On a sequential basis, selling, general and administrative costs in the first quarter were down $2.2 million from the preceding quarter, primarily from lower warranty expenses and severance costs.

For fiscal 2010, the Company adopted several new Financial Accounting Standards, some of which require the reclassification of prior year amounts. Among the impacts of the new accounting standards, the adoption of FASB Staff Position APB 14-1 required the Company to recognize and accrue as a period cost

$798,000 of non-cash interest expense associated with the Company’s outstanding convertible notes. The annual impact of this accounting change is estimated to be approximately $3.3 million. Adoption of this new accounting standard also resulted in the balance sheet presentation of certain of the convertible notes at discounted fair value.

Dr. Graves continued, “We have taken a number of difficult actions to adjust costs with end market conditions in the short-term, including another recent headcount reduction, without jeopardizing the investments we are making to capitalize on the long-term opportunities in our market. Having neutralized the influence of volatile commodity prices, brought costs in line with current market conditions, preserved and protected our financial condition, and invested in new products and new geographies with significant growth opportunities, we are well positioned to capitalize on a rebound in the global economy. Although the pace of operating performance improvement still hinges to some degree on overall economic conditions, we remain confident we can sustain the sequential improvement evident this quarter to achieve profitability in the second half of fiscal 2010. Over the long-term, we can leverage our position as the leader in the North American Standby Power market into new growth opportunities in adjacent product markets and in new geographies to create value for our shareholders.”

Conference call:

C&D management will host a conference call to discuss these financial results on June 5, 2009 at 10:00 a.m. Eastern Daylight Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 13246821. A telephone replay of the conference call will begin immediately following the call and will be available through June 19, 2009 at midnight Eastern Daylight Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 13246821. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2009, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward- looking statements made herein, including but not limited to our ability to implement and fund business strategies based on current liquidity; our substantial debt and debt service requirements; litigation proceedings to which we are subject; our exposure to fluctuations in interest rates on our variable debt; the realization of the tax benefits of our net operating loss carry forwards; the fact that lead experiences significant fluctuations in market price; our ability to successfully pass along increased material costs to our customers; failure of our customers to renew supply agreements; competitiveness of the battery markets; political, economic and social changes, or acts of terrorism or war; successful collective bargaining with our unionized workforce; risks involved in our foreign operations; our ability to maintain and generate liquidity to meet our operating needs; the possibility of additional impairment charges; our ability to acquire goods and services and/or fulfill labor needs at budgeted costs; economic conditions or market changes in certain market sectors in which we conduct business; uncertainty in financial markets; our ability to stay listed on a national securities exchange; our success or timing of new product development; impact of any changes in our management; changes in our product mix; success of productivity initiatives; costs of our compliance with environmental laws and regulations and resulting liabilities; and our ability to protect our proprietary intellectual property and technology. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended April 30,
	2009	2008¹
NET SALES	$73,665	$93,776
COST OF SALES	68,320	80,084

GROSS PROFIT	5,345	13,692

OPERATING EXPENSES:
Selling, general and administrative expenses	9,242	9,655
Research and development expenses	1,878	1,691

OPERATING (LOSS) INCOME	(5,775)	2,346

Interest expense, net	2,924	2,967
Other expense (income), net	174	(373)

LOSS BEFORE INCOME TAXES	(8,873)	(248)
Income tax provision	1,096	134

NET LOSS	(9,969)	(382)
Net loss attributable to non-controlling interests	(211)	(258)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(9,758)	$(124)

Loss per share:
Basic and Diluted:
Net loss	$(0.37)	$(0.00)

¹	Certain items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, Statement of Financial Accounting Standards No. 160, “Non-controlling interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51”, and FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)”.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	April 30, 2009	January 31, 2009¹
ASSETS
Current assets:
Cash and cash equivalents	$2,304	$3,121
Restricted cash	134	906
Accounts receivable, less allowance for doubtful accounts of $814 and $775	53,624	55,852
Inventories	59,528	61,128
Prepaid taxes	1,069	927
Other current assets	1,470	1,110
Assets held for sale	500	500

Total current assets	118,629	123,544
Property, plant and equipment, net	86,553	85,055
Deferred income taxes	626	626
Intangible and other assets, net	14,441	14,729
Goodwill	59,966	59,961

TOTAL ASSETS	$280,215	$283,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,897	$5,881
Accounts payable	32,133	32,396
Accrued liabilities	13,312	13,018
Deferred income taxes	1,492	1,492
Other current liabilities	5,474	8,267

Total current liabilities	58,308	61,054
Deferred income taxes	11,865	10,972
Long-term debt	112,178	107,637
Other liabilities	39,035	39,349

Total liabilities	221,386	219,012

Stockholders’ equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,191,041 and 29,162,101 shares issued, respectively	292	292
Additional paid-in capital	96,042	95,724
Treasury stock, at cost, 2,895,346 shares at April 30, 2009 and January 31, 2009	(40,035)	(40,035)
Accumulated other comprehensive loss	(42,188)	(45,733)
Retained earnings	33,446	43,204

Total stockholders’ equity attributable to C&D Technologies, Inc.	47,557	53,452
Non-controlling interest	11,272	11,451

Total stockholders’ equity	58,829	64,903

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$280,215	$283,915

¹	Certain items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, Statement of Financial Accounting Standards No. 160, “Non-controlling interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51”, and FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)”.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Three months ended April 30,
	2009	2008¹
Cash flows from operating activities:
Net loss	$(9,969)	$(382)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Share-based compensation	323	113
Depreciation and amortization	3,305	3,011
Amortization of debt acquisition and discount costs	1,222	1,125
Deferred income taxes	893	127
Loss on disposal of assets	6	6
Changes in assets and liabilities:
Accounts receivable	2,421	(334)
Inventories	1,701	6,547
Other current assets	(763)	(152)
Accounts payable	(18)	(9,164)
Accrued liabilities	54	519
Income taxes payable	93	(10)
Other current liabilities	(1,342)	(1,955)
Other liabilities	287	(701)
Other long-term assets	(46)	(15)
Other, net	1,662	1,879

Net cash (used in) provided by operating activities	(171)	614

Cash flows from investing activities:
Acquisition of property, plant and equipment	(4,782)	(3,599)
Decrease in restricted cash	772	2,643

Net cash used in investing activities	(4,010)	(956)

Cash flows from financing activities:
Borrowings on line of credit facility	22,632	23,836
Repayments on line of credit facility	(19,306)	(23,836)
Repayment of debt	(7)	(21)
Increase in bank overdrafts	6	58

Net cash provided by financing activities	3,325	37

Effect of exchange rate changes on cash and cash equivalents	39	43

Decrease in cash and cash equivalents	(817)	(262)
Cash and cash equivalents, beginning of period	3,121	6,536

Cash and cash equivalents, end of period	$2,304	$6,274

¹	Certain items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, Statement of Financial Accounting Standards No. 160, “No-ncontrolling interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51”, and FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)”.